Exhibit 99.1

LogicMark, Inc. Announces Pricing of $5.2 Million Underwritten Public Offering Priced Above Market

LOUISVILLE, KY, Jan. 23, 2023 (GLOBE NEWSWIRE) -- LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today announced the pricing of its above market underwritten public offering of (i) 10,585,000 units, with each unit consisting of one share of common stock and one warrant to purchase one and one-half shares of common stock and (ii) 3,440,000 pre-funded units, with each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one and one-half shares of common stock. Each unit is being sold at a public offering price of $0.371 and each pre-funded unit is being sold at the public offering price per unit, minus $0.001. The warrants in the units and pre-funded units will be immediately exercisable at a price of $0.371 per share and will expire five years from the date of issuance. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying warrants can only be purchased together in this offering, but will be issued separately and will be immediately separable upon issuance. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $5.2 million.

LogicMark has also granted the underwriters an option to purchase, in any combination, an additional 1,587,750 shares of common stock, additional pre-funded warrants to purchase up to 516,000 shares of common stock, and/or additional warrants to purchase up to 3,155,625 shares of common stock, to cover over-allotments, if any. The offering is expected to close on January 25, 2023, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager in connection with this offering.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-268688), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 23, 2023. The offering is being made only by means of a prospectus which is a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. Copies of the final prospectus relating to this offering, when available, will be filed with the SEC and may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the intended terms of the offering, closing of the offering and use of any proceeds from the offering. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to consummate the offering and satisfy closing conditions, use such offering proceeds effectively and other risks impacting the Company’s business, such as our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

CORE IR

Investor@logicmark.com

516 222 2560

Media:

Jules Abraham

julesa@coreir.com